Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-134916 on Form S-4 of our reports dated March 3, 2006, relating to the consolidated financial statements of BlackRock, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 21, 2006